CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     We consent to the reference to our firm under the captions "Experts", "Selected Consolidated Financial Data-Republic Security Financial Corporation" and "Selected Financial Data-Family Bank" and to the use of our reports dated
January 23, 1997 and March 28, 1997, included in the Joint Proxy Statement/Prospectus of Republic Security Financial Corporation and Family Bank which are made a part of the Registration Statement (Form S-4) for the registration of 7,691,697 shares of Republic Security Financial Corporation common stock.




/s/Ernst & Young LLP
West Palm Beach, Florida
April 3, 1997